                                                            EXHIBIT 10.13
December 17, 2009

James R. Van Horn, Esq.
10 Glenville Street
Greenwich, CT 06831

Dear Jim:

The purpose of this letter is to set forth the agreement of Presstek, Inc. (the “Company”) to provide you with certain payments and benefits in the event of the termination of your employment by the Company under the circumstances described below.

 In the event that your employment ceases by reason of the Company’s termination of your employment other than for “Cause” (as defined below), the Company shall be obligated to make severance payments to you in an aggregate amount that is equal to your then current annual base salary for a period of one (1) year (collectively, the "Severance Payments"). The Severance Payments shall be paid commencing immediately after termination of employment in equal monthly installments according to the Company’s normal payroll practices then in effect.

However, if there is a “Change in Control” of the Company (as defined below), and your employment is terminated involuntarily (other than for Cause), or if you terminate your employment voluntarily for “Good Reason” (as defined below) in connection with or within one and one-half (1 ½) years after such Change in Control, then you shall be entitled to receive a lump sum cash payment in an amount equal to two (2) times your average annual base salary paid to you by the Company over the five (5) most recent years ending prior to such Change in Control (or such portion of such period during which you were a full-time employee of the Company). In addition, in the event of a Change in Control, all existing stock options that have been granted to you shall immediately vest.  The payment described in this paragraph shall be in lieu of the Severance Payments described in the immediately preceding paragraph.

As used herein, the term “Cause” shall mean the determination by the Company’s Board of Directors that one or more of the following circumstances exist: (i) your conviction of a felony; (ii) your theft from the Company; (iii) your breach of fiduciary duty involving personal profit; (iv) the sustained and continuous conduct by you which adversely affects the reputation of the Company; or (v) your continued failure to substantially and satisfactorily perform your duties or obligations following twenty (20) days’ notice by the Company to you and your failure to correct the deficiency cited in such notice (other than any such failure resulting from your incapacity due to physical or mental illness).

As used herein, a “Change in Control” for purposes of this letter, shall be deemed to have taken place if as the result of, or in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor institution.

  As used herein, the term “Good Reason” means, unless previously consented to in writing by you, the occurrence of any one of the following: (i) your assignment to duties and responsibilities that are not at least substantially equivalent to your duties and responsibilities with the Company immediately prior to such Change in Control; (ii) the failure to continue you in a position and title that is at least substantially equivalent to the position held by you with the Employer immediately prior to such Change in Control, except in connection with the termination of your employment for Cause or as a result of your death or upon you becoming totally disabled; (iii) a reduction in or failure to pay you current total annual cash compensation in an amount equal to or greater than the sum of (x) your salary at the highest annual rate in effect during the 12-month period immediately prior to such Change in Control, and (y) the bonus paid to similarly situated employees pursuant to the acquiring company’s executive bonus plan for the fiscal year ending immediately prior to such Change in Control; (iv) your benefits under any employee benefit or welfare plan of the acquiring company are less, or are reduced to less (subject to the acquiring company’s right to provide equivalent benefits in cash or otherwise in kind), other than reductions mandated by a change in law, than the benefits of similarly situated employees under any employee benefit or welfare plan of the acquiring company in effect immediately prior to such Change in Control; or (v) you are reassigned to a place of business which is more than thirty-five (35) miles from a major city in the United States as defined by the twenty-six (26) Standard Metropolitan Statistical Areas.

You shall be obligated to execute a general release of claims in favor of the Company, its current and former parents, subsidiaries, subdivisions, divisions, shareholders, the Board, or affiliated entities or persons, and the current and former directors, officers, employees and agents of the Company, in a form acceptable to the Company (the “Release”), as a condition to receiving the severance payments described above.

Nothing in this letter shall be deemed to limit the Company’s ability to terminate your employment at any time.  In addition, this letter is intended to address your entitlement to certain severance payments, and nothing contained herein shall limit your rights to receive benefits or payments to which you are entitled under any of the Company’s employee benefit or welfare plans, or as required by law.

The Company will require any successor (whether direct or indirect, by purchase, assignment, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company in any consensual transaction expressly to assume the obligations contained in this letter and to agree to perform hereunder in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

This letter supersedes any previous agreement between the Company and you relating to payments upon the termination of your employment, including but not limited to the severance payment referred to in the offer letter to you, dated October 18, 2007.

Please sign the attached copy of this letter acknowledging your agreement to the terms set forth above.

Sincerely,

                           /s/ Jeff Jacobson

Jeff Jacobson
Chairman, President and CEO